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                                                                      EXHIBIT 99


For Immediate Release
For Further Information Contact:
Therese Fergo 301-608-9292
Email Therese@unither.com

                 UNITED THERAPEUTICS ACQUIRING COOKE PHARMA,
              EXPANDING INTO ANGINA AND CORONARY ARTERY DISEASE

Silver Spring, MD and Belmont, CA, December 18, 2000 - United Therapeutics Corporation (NASDAQ: UTHR) announced today that its wholly owned subsidiary, Unither Pharmaceuticals, Inc., is acquiring all of the assets of Cooke Pharma, Inc., the exclusive maker of the HeartBar(R), the first and only medical food for angina and other cardiovascular conditions. Medical foods are regulated by the FDA.

The HeartBar relieves the symptoms of heart disease by increasing the diameter of blood vessels and thereby increasing blood flow. Clinical studies conducted by Cooke Pharma have demonstrated convincingly the ability of the HeartBar to reduce painful symptoms of cardiovascular disease, increase exercise tolerance and improve the quality of life. Privately held Cooke Pharma is the only company that owns the patent rights to use the HeartBar's key ingredient, arginine, in a food product for cardiovascular diseases. Cooke Pharma sold over four million HeartBars as an over-the-counter product during 1999-2000.

The HeartBar, which is included in the Physicians Desk Reference, increases the relaxing effect of nitric oxide produced by blood vessels. In 1998, three American scientists received the Nobel Prize for their discovery that healthy blood vessels make nitric oxide, which keeps them relaxed and open. Randomized, double-blinded clinical studies published in leading medical journals and presented at the 2000 American Heart Association conference have shown that the HeartBar reduces angina and significantly improves exercise ability as compared to placebo. Cooke Pharma has other products in development based on its issued and pending patents targeting those at risk of heart disease and for overall cardiovascular health.

The Cooke Pharma Scientific Advisory Board includes two Nobel Laureates in Medicine, Sir John Vane and Dr. Louis Ignarro, as well as the Chairman of Medicine of Harvard Medical School, Dr. Victor J. Dzau, among other experts in cardiology. The founder of Cooke Pharma, Dr. John Cooke, is the Director of Vascular Medicine at the Falk Center for Cardiovascular Research at Stanford University.

"With the acquisition of Cooke Pharma's impressive technology platform, United Therapeutics gains a pioneering medical food product with dynamic growth potential in the $13 billion heart disease market, as well as the larger market of 60 million Americans who are at risk of developing heart disease," said Dr. Barry Kanarek, President and COO of Unither Pharmaceuticals. "Cooke Pharma complements United Therapeutics' mission


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to develop highly effective, clinically proven therapies to combat cardiovascular disease," Dr. Kanarek said.

The acquisition is structured as a taxable stock-for-assets purchase with a residual royalty stream. United Therapeutics will issue approximately 300,000 shares of its common stock to Cooke Pharma, subject to adjustment within a year, and Unither Pharmaceuticals agreed to pay a single-digit cash royalty to Cooke Pharma on sales of Cooke Pharma products up to an additional $49 million, subject to possible reduction. Unither Pharmaceuticals will create a new wholly owned subsidiary which will operate under the Cooke Pharma name and will be managed by Cooke Pharma's existing management team. Closing of the asset purchase agreement is contingent upon several consents and approvals, including approval of the transaction by Cooke Pharma's shareholders by December 31, 2000.

"This transaction will create a winning combination that can benefit millions of consumers and patients who have or are at risk of developing heart and vessel disease," said John Cooke. "Both United Therapeutics and Cooke Pharma share a strong commitment to improving cardiovascular health and saving lives. We believe United Therapeutics has the vision, clinical expertise and resources to make the HeartBar and future formulations market leaders worldwide," continued Dr. Cooke.

Dr. Kanarek added, "Led by Dr. Cooke, Cooke Pharma has a respected record of combining medical science with product innovation. We expect the HeartBar could become an important weapon against heart disease."

Through his own extensive research at Stanford University, Dr. Cooke pioneered the use of arginine and other nutrients to improve vessel function and relieve symptoms in patients with peripheral vascular disease and with coronary artery disease. Dr. Cooke formulated these nutrients into medical foods and founded Cooke Pharma in 1995 to produce and market the products. The HeartBar is available over-the-counter at pharmacies nationwide. Cooke Pharma has plans to launch a second product, a drink, in 2001.

United Therapeutics is a biotechnology company focused on combating cardiovascular, inflammatory and infectious diseases with unique therapeutic products.


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